Filed pursuant to Rule 433

January 9, 2024

Relating to

Preliminary Prospectus Supplement dated January 9, 2024

to

Prospectus dated September 23, 2022

Registration Statement No. 333-267583

Duke Energy Corporation

$50,000,000 4.850% Senior Notes due 2027
$100,000,000 4.850% Senior Notes due 2029

Pricing Term Sheet

Issuer:	Duke Energy Corporation (the “Issuer”)
Trade Date:	January 9, 2024
Settlement Date:	January 12, 2024; T+3*
Ratings (Moody’s/S&P)**:	Baa2 (Stable) / BBB (Stable)
Security Description:	4.850% Senior Notes due 2027 (the “2027 Notes”) 4.850% Senior Notes due 2029 (the “2029 Notes” and, together with the 2027 Notes, the “Notes”)
Principal Amount:

2027 Notes: $50,000,000. The 2027 will be part of the same series of notes as the $550,000,000 aggregate principal amount of the Issuer’s 4.850% Senior Notes due 2027 issued on January 5, 2024

2029 Notes: $100,000,000. The 2029 Notes will be part of the same series of notes as the $550,000,000 aggregate principal amount of the Issuer’s 4.850% Senior Notes due 2029 issued on January 5, 2024

Interest Payment Dates:	Payable semi-annually in arrears on January 5 and July 5 of each year, beginning on July 5, 2024 (interest on the Notes will accrue from and including January 5, 2024)
Maturity Date:	2027 Notes: January 5, 2027 2029 Notes: January 5, 2029
Benchmark Treasury:	2027 Notes: 4.375% due December 15, 2026 2029 Notes: 3.750% due December 31, 2028
Benchmark Treasury Yield:	2027 Notes: 4.134% 2029 Notes: 3.973%

Spread to Benchmark Treasury:	2027 Notes: +75 bps 2029 Notes: +95 bps
Yield to Maturity:	2027 Notes: 4.884% 2029 Notes: 4.923%
Coupon:	2027 Notes: 4.850% 2029 Notes: 4.850%
Price to the Public:	2027 Notes: 99.906% per 2027 Note (plus accrued interest of $47,152.78 for the period from and including January 5, 2024 to, but excluding, the date of delivery)
2029 Notes: 99.680% per 2029 Note (plus accrued interest of $94,305.56 for the period from and including January 5, 2024 to, but excluding, the date of delivery)
Redemption Provisions:

2027 Notes: The Issuer may redeem the 2027 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•                     (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2027 Notes plus 15 basis points less (b) interest accrued to the redemption date; and

•                     100% of the principal amount of the 2027 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

2029 Notes: Prior to December 5, 2028 (the date that is one month prior to the maturity date of the 2029 Notes (the “2029 Par Call Date”)), the Issuer may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•                     (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2029 Notes matured on the 2029 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate applicable to the 2029 Notes plus 15 basis points less (b) interest accrued to the redemption date; and

•                     100% of the principal amount of the 2029 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2029 Par Call Date, the Issuer may redeem the 2029 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2029 Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Denominations:	$2,000 or any integral multiple of $1,000 in excess thereof
CUSIP / ISIN:	2027 Notes: 26441C CB9 / US26441CCB90 2029 Notes: 26441C CC7 / US26441CCC73
Underwriter:	Wells Fargo Securities, LLC

*       Settlement: Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the Trade Date should consult their own advisors.

** Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at 1 (800) 645-3751.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.